Exhibit 99.1

Radnor Annual Net Sales Rise 29.4 Percent on Strong Price Growth, Higher Volumes and the Impact of an Acquisition

Radnor, PA.—(PR NEWSWIRE)—March 31, 2005

For the fiscal year ended December 31, 2004, Radnor Holdings Corporation today announced a 29.4 percent increase in net sales to $442.2 million from $341.7 million in the prior year primarily due to increased selling prices of 11.6%, the impact of the acquisition made in November 2003 of 10.2%, the impact of changes in foreign currency rates of 4.0%, and strong volume growth of 3.2%.

“Our businesses continue to grow, as demonstrated by broad-based sales growth, new product introductions and our ability to raise prices to cover escalating raw material and energy prices. Our performance reflects continued volume strength, as well as the impact of pricing actions and productivity gains offset by substantially higher raw material prices and other unusual costs. In addition, in response to escalating raw material and energy prices and their negative impact on pre-tax profitability, the Company has initiated a cost reduction program targeted with eliminating between $8.0 million and $10.0 million in annual costs,” said Michael T. Kennedy, Radnor’s chairman and chief executive officer.

Gross profit increased $7.2 million to $69.9 million as the benefits of higher selling prices and volume improvements were partially offset by the impact of higher raw material prices, the impact of new equipment installations on manufacturing efficiency and a $2.1 million write-off associated with the accelerated termination of the Company’s primary North American styrene monomer requirements contract. Income from operations decreased $2.1 million from the prior year to $4.8 million in 2004 as the improvements in gross profit were offset by higher distribution costs, selling expenses and foreign currency transaction losses.

Results of Operations

Consolidated Results

Net sales in fiscal 2004 were $442.2 million, an increase of $100.5 million from $341.7 million in fiscal 2003. This was primarily due to a $50.5 million increase in sales resulting from higher selling prices and sales volumes across all segments combined with the impact of both the operations acquired in November 2003 and foreign currency changes driven by the strengthening of the Euro and Canadian dollar against the U.S. dollar.

Gross profit increased $7.2 million to $69.9 million or 15.8% of net sales in fiscal 2004 from $62.7 million or 18.4% of net sales in fiscal 2003. This was primarily caused by higher average selling prices and sales volumes across all segments, partially offset by a $36.8 million increase in raw material costs and the $2.1 million write-off of costs associated with the accelerated termination of one of the Company’s raw material contracts.

Operating expenses increased by $9.3 million or 16.7% in fiscal 2004 to $65.1 million from $55.8 million in fiscal 2003. This was primarily caused by a $7.6 million increase in operating costs at our packaging operations. Included in operating expenses for the year ended December 31, 2004 are approximately $1.4 million of foreign currency transaction losses compared to losses of $1.0 million in the prior year.

Interest expense increased $4.7 million during fiscal 2004 to $26.8 million from $22.0 million in fiscal 2003 primarily due to the impact of higher average levels of outstanding debt, primarily related to the acquisition in November 2003 and capital expenditures for our new state-of-the-art manufacturing equipment, along with increased interest rates.

Segment Analysis

Packaging Segment Results

The following table summarizes the packaging segment results of operations for the fiscal years ended December 31, 2004 and December 26, 2003.

(millions of dollars)	2004	2003	Increase (Decrease)	% Change
Net Sales	$245.2	$196.4	$48.8	24.8%
Gross profit	46.3	44.5	1.8	4.0%
Operating expenses	34.2	26.6	7.6	28.6%
Income from operations	12.1	17.9	(5.8)	(32.4)%

Net sales in the packaging segment in fiscal 2004 increased $48.8 million or 24.8% to $245.2 million compared to $196.4 million in fiscal 2003. The increase was primarily due to the impact of higher average selling prices and increased sales volumes, resulting both from the acquisition in November 2003 and growth in the existing business.

Gross profit in the packaging segment was adversely impacted by the lag between increases in raw material prices and the implementation of selling price increases, as well as by production inefficiencies resulting from the installation of the Company’s new thermoforming equipment. During 2004, primarily the fourth quarter, the Company expended significant time and resources to install and test its first new state-of-the-art thermoforming line. Due to the scope and duration of the project, operating results were negatively impacted by both the costs of the project as well as the temporary effect on operational efficiency.

Despite these items, gross profit increased $1.8 million to $46.3 million or 18.9% of net sales in fiscal 2004 from $44.5 million or 22.7% of net sales in fiscal 2003. This was caused primarily by higher average selling prices and sales volumes, which were only partially offset by a $10.0 million increase in raw materials costs and the impact of the new equipment installation.

Operating expenses increased $7.6 million to $34.2 million in fiscal 2004 from $26.6 million in fiscal 2003. This was primarily due to a $4.4 million increase in distribution costs associated with an increase in sales volumes and increased transportation costs, combined with $1.4 million in increased depreciation and amortization and higher selling expenses.

Specialty Chemicals Segment Results

The following table summarizes the specialty chemicals segment results of operations for the fiscal years ended December 31, 2004 and December 26, 2003.

(millions of dollars)	2004	2003	Increase	% Change
Sales	$210.0	$154.2	$55.8	36.2%
Gross profit	23.6	18.1	5.5	30.4%
Operating expenses	20.2	18.6	1.6	8.6%
Income (loss) from operations	3.4	(0.5)	3.9	n/a

For fiscal 2004, net sales in the specialty chemicals segment increased $55.8 million or 36.2% to $210.0 million from $154.2 million in fiscal 2003. This increase was primarily due to higher selling prices and sales volumes, combined with currency effects driven by the strengthening of both the Euro and the Canadian dollar. Sales at our North American specialty chemicals operations increased $19.5 million, while sales at our European operations increased $36.3 million. Included in net sales are $13.0 million and $8.9 million of sales to the packaging segment for fiscal 2004 and 2003, respectively, which are eliminated in consolidation.

Gross profit increased by $5.5 million to $23.6 million or 11.2% of net sales in fiscal 2004 from $18.1 million or 11.7% of net sales in fiscal 2003. This increase in gross profits was primarily caused by higher average selling prices, increased sales volumes and the impact of changes in foreign currency rates, partially offset by a $26.8 million increase in raw material costs combined with a $2.1 million write-off associated with the accelerated termination of the Company’s primary North American styrene monomer requirements contract.

For fiscal 2004, operating expenses increased by $1.6 million to $20.2 million from $18.6 million in fiscal 2003 primarily as a result of changes in foreign currency rates.

Corporate and Other

Corporate operating expenses increased by $0.1 million during the fiscal 2004 primarily due to $0.8 million in other expenses related to the extinguishment of long-term debt in fiscal 2003 for which there was no corresponding expense in the fiscal 2004, offset by the write-off, in the current year, of previously deferred costs associated with the Company’s proposed initial public offering of its common stock ($0.8 million).

Cautionary Statements

This press release includes certain “forward-looking statements.” These statements are based on management’s current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials and changes in the regulatory environment. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2003 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Securities and Exchange Commission. Additional information about these and other factors will also be available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. We operate 15 plants in North America and 3 in Europe and distribute our foodservice products from 10 distribution centers throughout the United States. For more information about Radnor, visit the company’s web site at www.radnorholdings.com.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations Before Income Taxes and Discontinued Operations

Fiscal years ended December 31, 2004 and December 26, 2003

(unaudited)

(In thousands)

	2004 (1)	2003
Net sales	$442,231	$341,664

Cost of goods sold	370,277	279,013

Cost of goods sold – other (2)	2,070	—

Gross profit	69,884	62,651

Operating expenses:
Distribution	28,499	23,335
Selling, general and administrative	35,758	31,567
Other expenses (3)	838	825

	65,095	55,727

Income from operations	4,789	6,924

Interest, net (4)	26,785	22,040
Income from unconsolidated affiliates	(544)	(3,623)
Other, net	486	902
Minority interest in operations of consolidated subsidiary	(3,354)	—

	23,373	19,319

Income (loss) before income taxes and discontinued operations	$(18,584)	$(12,395)

(1)	The Company’s fiscal year is the 52 or 53-week period ending on the last Friday of December each year. The year ended December 26, 2003 was a 52 week year and the year ended December 31, 2004 was a 53 week year.
(2)	In 2004, the Company wrote-off $2.1 million in costs related to the accelerated termination of its primary North American styrene monomer requirements contract.
(3)	In 2004, the Company wrote-off $0.8 million in previously deferred costs, primarily investment banking fees, relating to the Company’s proposed offering of its common stock. In 2003, the Company recorded $0.8 million of other expenses related to the extinguishment of long-term debt.
(4)	Interest includes amortization of premium and debt issuance costs related to the Company’s senior notes of $0.8 million for the year ended December 26, 2003 and $1.2 million for the year ended December 31, 2004. In addition, interest includes the write-off of $0.3 million and $1.0 million of deferred financing fees in 2004 and 2003, respectively, related to the early extinguishment of long-term debt.

CONTACT:

Radnor Holdings Corporation

Peri Higgins (Investor Relations), 610-341-9600

PeriHiggins@RadnorHoldings.com

or

R. Radcliffe Hastings (Executive Vice President - Treasurer), 610-341-9600